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                                                                      Exhibit 22
Subsidiaries of Registrant

/ / Dover Aggregates, Inc., a Delaware corporation doing business as BlowOut Video.

/ / Pro Image Inc., a Utah Corporation doing business as Pro Image and Team Spirit.

/ / Streamlined Solutions, Inc., an Oregon corporation doing business as Streamlined Solutions, Inc. and Streamlined Information Systems.

/ /  BlowOut Entertainment, a Delaware corporation.

/ /  BlowOut Video, Inc., an Oregon corporation, doing business as BlowOut
     Video.

/ /  Mortco Inc., an Oregon corporation.

/ /  Attitude 2 Travel, Inc. an Oregon corporation.

/ /  WOne Incorporated, an Oregon corporation.

/ /  KOne Incorporated, an Oregon corporation.

/ /  RTK Kelly Limited a foreign corporation.

/ /  PDF, Inc., an Oregon corporation.